Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sharon Merrill Associates, Inc.

(617) 542-5300

David Calusdian (Investors)

dcalusdian@investorrelations.com

Scott Solomon (Media)

ssolomon@investorrelations.com

OXiGENE Announces $15 Million Private Placement of Common Stock

Watertown, Mass., June 10, 2003 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN) today announced that the Company has entered into a definitive agreement with three large institutional investors to sell 1,500,000 shares of Common Stock at $10.00 per share, resulting in gross proceeds to OXiGENE of approximately $15.0 million.

The $10.00 price per share in the transaction represents approximately a 22 percent premium to the five-day average closing price of the Company’s Common Stock as traded on the NASDAQ National Market for the five days ended June 9, 2003. The price also represents a 12 percent discount to the five-day Volume Weighted Average Price of the Company’s Common Stock as traded on the NASDAQ National Market for the five days ended June 9, 2003. After deducting commissions and expenses, the Company will receive approximately $14.0 million. The investors also will receive warrants to purchase an aggregate of 375,000 shares of Common Stock, which will be exercisable at a price of $15 per share.

Roth Capital Partners, LLC served as placement agent for the transaction. OXiGENE intends to use the proceeds of the financing to fund the Company’s operations and ongoing clinical and pre-clinical development programs.

“The progress of our lead anti-cancer compound, Combretastatin A4 Prodrug (CA4P), has served as the catalyst for this financing,” said Fred Driscoll, OXiGENE’s president and CEO. “Over the past six months, CA4P has advanced into Phase II clinical trials, received the U.S. Food and Drug Administration’s fast track designation in anaplastic thyroid cancer and entered into combination trials with chemotherapy and radiotherapy in large cancer indications. We intend to use the proceeds from this private placement to continue to move CA4P forward toward market approval and to advance our second-generation Vascular Targeting Agents forward in oncology and ophthalmology.”

The transaction is scheduled to close on Thursday, June 12, 2003. The closing is subject to standard conditions. The Common Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. OXiGENE has agreed to file a registration statement to register future resales of the shares by the investors. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This news release about OXiGENE’s private placement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the amount of gross proceeds and net proceeds to OXiGENE as a result of the private placement; the intended use of proceeds raised through the private placement; the expected closing date of the transaction; and OXiGENE’s agreement to file a registration statement to register future resales of the shares. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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